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                                                                     EXHIBIT 99


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        National Media Announces Completion of $20 Million Equity Investment;
                 Also Announces an Agreement to Extend Line of Credit

    PHILADELPHIA, Sept. 18/PRNewswire/ -- National Media Corporation (NYSE: NM) announced today that it has completed the sale of $20,000,000 in convertible preferred stock and warrants to purchase shares of the Company's common stock to two institutional investors not previously affiliated with the Company. The Company also announced an agreement to extend its line of credit with CoreStates Bank, NA through December of 1998.

    Robert N. Verratti, President and Chief Executive Officer of National Media Corporation, said, "I'm pleased to announce the completion of this transaction, as well as the reset and extension of our credit facility with our primary lender. Both will significantly add flexibility in the operations of our business and, in particular, will allow us to take advantage of the line-up of exciting new shows we have planned for the fall and winter seasons. In addition, as we explore strategic alternatives through our advisory relationship with Lehman Brothers, it brings the focus of those discussions to the long-term value of the Company's global franchise."

    National Media Corporation is the world's largest publicly held infomercial company, with programming available to an audience of more than 370 million global households in more than 70 countries.

    To request previous press releases on National Media Corporation, contact PR Newswire at 800-758-5804. ext. 604644.

    -0-
    /CONTACT: Bruce Boyle, Director of Investor Relations of National Media, 215-988-4641/
    /Company News On-Call: http://www.prnewswire.com or fax, 800-758-5804, ext. 604644/
    (NM)